EXHIBIT 23.15




The Board of Directors
PHH Corporation

We consent to the incorporation by reference in the Registration Statement of Cendant Corporation on form S-8 for shares to be issued in connection with the HFS Incorporated Employee Savings Plan and the PHH Corporation Employee Investment Plan of our report dated April 29, 1997, relating to the statements of net assets available for plan benefits of PHH Corporation Employee Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended and the related schedules for the year ended December 31, 1996, which report appears in the Form 11-K of PHH Corporation dated July 7, 1997, incorporated by reference in the Registration Statement.



                                            /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP


Baltimore, Maryland
December 16,1997